UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2010

HEALTHSPORT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-23100	22-2649848
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1620 Beacon Place Oxnard, California	93033
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 593-4880

6429 Independence Avenue Woodland Hills, California 91367
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 19, 2010, HealthSport, Inc. (“we,” “us,” “our” or the “Company”) entered into amendments to three agreements with Supplemental Manufacturing & Ingredients, LLC (“SMI”) including (i) an amendment to stock purchase agreement, (ii) an amendment to promissory note and (iii) an amendment to stock pledge agreement (collectively, the “Amendments”).
The Amendments amend the terms of the stock purchase agreement, promissory note and stock pledge agreement (collectively, the “SMI Financing Agreements”) that we entered into with SMI in connection with the financing transaction between us and SMI that was completed on December 1, 2009 (the “SMI Financing”). In connection with the SMI Financing, we issued 66,666,667 shares of our common stock in exchange for $10,000,000 or $0.15 per share. The purchase price was paid with a cash payment of $2,000,000 at closing and the issuance of a promissory note for $8,000,000 to be paid in installment payments with the last installment payment to be made on June 30, 2010. The payment obligations under the promissory note are secured by a pledge of the shares of our common stock and the shares are to be released from the pledge as payments are made under the promissory note. The SMI Financing is described in our reports on Form 8-K filed on November 10, 2009 and December 4, 2009. The SMI Financing Agreements are filed as exhibits to our report on Form 8-K filed on November 10, 2009 and incorporated herein by reference.
The Amendments extend the payment terms under the promissory note to September 15, 2010 in exchange for SMI committing to provide interim financing to cover certain of our operating and capital expenses, and making a portion of its payment obligations recourse obligations, as discussed in more detail below.
Amendment to SMI Promissory Note
The amendment to the promissory note amends the schedule of the installment payments to be as follows:
•	$500,000 on or before November 15, 2009 (previously paid);

•	$2,050,000 on or before May 15, 2010;

•	$2,500,000 on or before July 15, 2010;

•	$2,950,000 on or before September 15, 2010; and

•	all remaining principal and interest due on September 15, 2010.
In addition, if prior to payment of the May 15, 2010 installment we have insufficient funds to pay (i) our accounts payable as of March 19, 2010, (ii) any obligations incurred in the ordinary course of business after March 19, 2010 or (iii) any payments due related to the improvements to our Oxnard plant, SMI is obligated to advance us sufficient funds to make those payments. SMI’s obligation to made advances for expense reimbursement under clause (i) and (ii) above is limited to an aggregate of $1,000,000 and its obligation under clause (iii) is limited to an aggregate of $700,000. Any such advance payments will be credited against the May 15, 2010 payment obligation under the promissory note.
Finally, the promissory note originally provided that the payment obligations were non-recourse and that we were limited to a foreclosure action pursuant to the pledge agreement and removal of SMI’s director appointees from our board of directors as our exclusive remedies for SMI’s breach of its obligations under the promissory note. Consequently, if SMI failed to make a payment under the promissory note, we could recover the common stock from the stock pledge agreement, but could not sue SMI to collect the payment due. The amendment to the promissory note modifies Section 10 to provide that if SMI fails to make a scheduled payment under the promissory note and such failure continues for a period of two days then SMI is obligated to pay us an amount in cash so that the amount of money available in our corporate bank account equals $500,000. The obligation to pay up to $500,000 is a recourse obligation and we can bring an action to collect the payment due. Upon payment, SMI would be entitled to a release of shares from the stock pledge agreement at the rate of $0.15 per share. The purpose of this provision is to provide us with capital to continue operations while we seek additional needed capital.

Amendment to SMI Pledge Agreement
The amendment to the stock pledge agreement conforms the share release provisions to coincide with the new payment terms under the promissory note, and amends the non-recourse debt provisions to conform to the limited recourse obligations under Section 10 of the Note.
Amendment to SMI Stock Purchase Agreement
The amendment to the stock purchase agreement confers upon SMI certain additional rights to negotiate and compromise our obligations to vendors and debt holders, subject to certain guidelines. The amount of any payments that SMI makes pursuant to this right will be credited to its payment obligations under the promissory note and shares of our common stock will be released from the stock pledge agreement at the rate of $0.15 per share.
The amendment also adds a provision to the stock purchase agreement requiring SMI to provide consulting services to us in connection with the improvements to and cGMP certifications for our Oxnard plant. SMI will receive compensation for the consulting services in amounts that are pre-approved by our CEO and President and to be paid in cash or shares of our common stock valued at the rate of $0.15 per share. In the event that SMI’s designees fail to constitute a majority of our board of directors for any reason, SMI shall have a right to payment of all unpaid consulting fees in cash and repayment of any expenses advanced for construction of the Oxnard facility under the promissory note (as described above). In the event of such a demand, we have agreed to promptly deliver a short term promissory note to SMI evidencing our repayment obligation. Payments under the short-term note shall start no earlier than four months after SMI makes demand for payment. We have agreed to secure our payment obligation under the short term note with a lien on all of our assets subject to senior security interests. To the extent that we have previously released shares of common stock to SMI from the stock pledge agreement on the basis of expenses advanced for our Oxnard facility, SMI will reconvey any such released shares to us for cancellation.
Finally, the amendment to the stock purchase agreement extends certain dates in connection with provisions in the stock purchase agreement related to possible future issuances of shares to SMI under the stock purchase agreement as follows:
•
We are required to issue additional shares of our common stock to SMI so that SMI maintains a 55% ownership stake in the aggregate of (i) those shares outstanding as of the date of the SMI Financing, (ii) any shares issued to SMI due to certain undisclosed liabilities that are described in the stock purchase agreement and (iii) any shares issued to third parties from the exercise of options, warrants or other derivative securities that were either outstanding or reserved for issuance as of the date the SMI Financing closed. The time period of our obligation to issue such shares to SMI was extended by the amendment to the stock purchase agreement from June 30, 2011 to September 15, 2011.

•
We are required to issue additional shares of our common stock to SMI in the event we have certain undisclosed liabilities that are described in the stock purchase agreement. We are required to issue shares to SMI in the event of an undisclosed liability in an amount equal to 55% of such undisclosed liability multiplied by $0.15. The time period of our obligation to issue such shares to SMI was extended by the amendment to the stock purchase agreement from June 30, 2010 to September 15, 2010.

•
If on September 15, 2010 the shares issued under the stock purchase agreement together with any shares issued to SMI pursuant to either of the provisions summarized in the two bullet points immediately above equal less than 55% of our outstanding common stock, then SMI has the right to purchase the number of shares of our Common Stock so that SMI owns 55% of the shares outstanding of our common stock outstanding as of September 15, 2010 (the “Option”). The measuring date with respect to the Option was changed by the amendment to the stock purchase agreement from June 30, 2010 to September 15, 2010. The date the Option expires was also extended by the amendment to the stock purchase agreement from August 31, 2010 to November 30, 2010.

The foregoing description of the terms of the Amendments is qualified in its entirety by reference to the provisions of the Amendment Agreements which are included as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 to this Form 8-K and incorporated by reference.

Item 1.02.	Termination of a Material Definitive Agreement.
On March 22, 2010, we sent a letter to T. Lynn Mitchell Companies, LLC announcing our intent to terminate the Exclusive Distributor / Reseller Network Marketing Agreement between us and T. Lynn Mitchell Companies, LLC dated September 11, 2008 (the “Reseller Agreement”) for non-performance and material breach. The Reseller Agreement provided that T. Lynn Mitchell Companies, LLC would act as a distributor and reseller of our products.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 19, 2010, Tom Beckett resigned his position with our company as interim chief financial officer. Mr. Beckett will remain as the chief operating officer and secretary of our company, reporting to our chief executive officer.
On March 19, 2010, our board of directors appointed Mark Udell to serve as our chief accounting officer and to serve as our principal financial officer until a replacement chief financial officer can be selected.
Mr. Udell, age 33, is a certified public accountant and has served as the controller of our subsidiary, InnoZen, Inc., since October 2007. Prior to joining InnoZen, Mr. Udell was an accounting manager at Green Hasson & Janks, LLP in Los Angeles, California, where he worked in the firm’s auditing practice group for over six years. Mr. Udell became a certified public accountant in 2001 and received his B.A. in Business Economics with a concentration in accounting from the University of California, Santa Barbara in 1999.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Amendment to Promissory Note by and between the Company and SMI dated March 19, 2010
10.1	Amendment to Stock Purchase Agreement by and between the Company and SMI dated March 19, 2010
10.2	Amendment to Stock Pledge Agreement by and between the Company and SMI dated March 19, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2010	Healthsport, Inc.
	By:	/s/ Kevin Taheri
Kevin Taheri
Chief Executive Officer